Exhibit 8

DAVIS POLK & WARDWELL
1300 I STREET, N.W. WASHINGTON, D.C. 20005 1600 EL CAMINO REAL MENLO PARK, CA 94025	450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800 WRITER’S DIRECT	MESSETURM 60308 FRANKFURT AM MAIN MARQUÉS DE LA ENSENADA, 2 28004 MADRID ESPAÑA
212 450 4000
99 GRESHAM STREET LONDON EC2V 7NG		1-6-1 ROPPONGI MINATO-KU, TOKYO 106-6033

15, AVENUE MATIGNON 75008 PARIS		3A CHATER ROAD HONG KONG

August 24, 2006

Re:	Morgan Stanley, Issuance of Global Medium-Term Notes, Series F Senior Notes, Corporate Portfolio Trigger Securities Due 2013

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

     We have acted as tax counsel for Morgan Stanley in connection with the issuance of $1,456,000 Global Medium-Term Notes, Series F Senior Notes, Corporate Portfolio Trigger Securities Due 2013, described in Amendment No. 1 to Pricing Supplement No. 68 dated August 22, 2006 (the “Pricing Supplement”) to the Prospectus Supplement and the Prospectus, each dated January 25, 2006 and related to Registration Statement No. 333-131266. We have reviewed the discussion set forth under the caption “United States Federal Income Taxation” in the Pricing Supplement and are of the opinion that the discussion is accurate.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

Morgan Stanley	2	August 24, 2006

     We hereby consent to the use of our name under the caption “United States Federal Income Taxation” in the Pricing Supplement. The issuance of such a consent does not concede that we are an “Expert” for the purposes of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell